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Exhibit (a)(2)

VULCAN BOARD OF DIRECTORS UNANIMOUSLY REJECTS MARTIN MARIETTA'S UNSOLICITED EXCHANGE OFFER

Board of Directors Determines that Martin Marietta's Illegal and Opportunistic Offer Substantially Undervalues Vulcan

Files 14D-9 with the SEC Urging Shareholders Not to Exchange Their Shares

        Birmingham, Alabama, December 22, 2011—Vulcan Materials Company (NYSE:VMC) today announced that its Board of Directors, after consultation with its independent financial and legal advisors, unanimously determined that the Martin Marietta Materials, Inc. (NYSE: MLM) exchange offer to acquire Vulcan at a fixed exchange ratio of 0.50 shares of Martin Marietta common stock for each Vulcan common share is inadequate and not in the best interests of Vulcan and its shareholders. Accordingly, the Board strongly recommends that shareholders not tender any shares to Martin Marietta.

        "Our Board's position is clear—shareholders should reject Martin Marietta's lowball and opportunistic exchange offer," said Donald M. James, Chairman and Chief Executive Officer of Vulcan Materials. "The offer, made at a low point in the economic and industry cycle, does not come close to appropriately compensating shareholders for Vulcan's strategic locations and leading positions in high growth markets, unparalleled reserve base, and proven ability to deliver rapid profitability and cash flow growth in economic recoveries. Martin Marietta is obviously trying to take value that rightly belongs wholly to Vulcan shareholders."

        The Vulcan Board concluded that the Company is much better positioned to capitalize on economic recovery than Martin Marietta. Vulcan has a stronger presence in the most attractive U.S. markets and a significantly more profitable aggregates business. It also noted that Martin Marietta's offer carries significant execution risk, further eroding the value of the offer. While the Company had explored a possible combination with Martin Marietta in the past, it ultimately determined that a combination was not in the best interests of the Company or its shareholders, as detailed in Vulcan's 14D-9 filing today.

        Among the specific reasons cited in Vulcan's Schedule 14D-9 for recommending that shareholders reject the Martin Marietta offer are the following:

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  The offer is disadvantageous to Vulcan shareholders and substantially undervalues Vulcan and its future prospects.

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  Vulcan's reserve positions and operating facilities are located in attractive markets that have higher long-term growth potential than those of Martin Marietta.

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  Vulcan historically emerges from recessionary periods with significant upside earnings growth.

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  Vulcan has managed its aggregates business to achieve greater unit profitability than Martin Marietta.

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  The premium implied by the offer is significantly lower than those achieved in previous transactions in the construction materials industry.

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  The transaction proposed by Martin Marietta would not enhance shareholder value in the future.

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  Value-destructive divestitures required by the U.S. Department of Justice would harm the financial results of a combined company.

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  Martin Marietta's projected synergy claims are aggressive and subject to substantial execution risks.

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    Vulcan is already achieving on a stand-alone basis much of the value of the synergy benefits put forward by Martin Marietta.

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    The proposed transaction would have significant opportunity costs for Vulcan and its shareholders potentially precluding or foreclosing other value creating alternatives or initiatives.

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  The timing of the offer is opportunistic, seeking to exploit cyclical lows.

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  The offer seeks to exploit a historic downturn in U.S. construction spending and its timing seeks to capitalize on a ten-year trough in the trading prices of Vulcan common stock.

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  Shares of Vulcan common stock have traded above the implied value of the offer for 85% of the trading days over the ten years preceding the offer.

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  The exchange ratio of 0.50x is significantly lower than historical relative trading values of the two companies.

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  The offer is illegal.

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  Prior to launching its unsolicited offer, Martin Marietta obtained from Vulcan highly sensitive, material, non-public and confidential information under two separate agreements. Martin Marietta's misuse and improper disclosure of critical confidential information in connection with its offer is a material breach of these agreements and a violation of federal securities laws. Martin Marietta not only illegally disclosed confidential information in breach of these agreements, it also failed to disclose that, in violation of federal securities laws, it is in possession of material, non-public proprietary information about Vulcan. Therefore, Vulcan has commenced litigation against Martin Marietta in the U.S. District Court for the Northern District of Alabama, as well as a counterclaim in Delaware, to enjoin the offer and enforce its rights under the agreements and the federal securities laws.

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  The offer is subject to antitrust uncertainty and is highly conditional.

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  Martin Marietta is proposing the combination of the two largest producers of construction aggregates in the U.S. Based on Vulcan's analysis and experience with acquisitions, the Vulcan Board anticipates that the Department of Justice will likely require the divestiture of significant assets in key markets.

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  The Vulcan Board believes that the significant conditionality of the offer and the required antitrust approvals create substantial uncertainty and risk as to when or whether the offer can be completed.

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  The Vulcan Board has received an inadequacy opinion from Goldman Sachs.

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  The Vulcan Board believes that the offer substantially undervalues the Company. Goldman Sachs rendered an opinion to the Vulcan Board that as of December 19, 2011, and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration proposed to be paid to the holders of Vulcan shares pursuant to the offer was inadequate from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated December 19, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached to the Company's 14D-9 filing as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Vulcan Board in connection with its consideration of the offer, and it is not a recommendation as to whether or not any holder of Vulcan common stock should tender such shares in connection with the offer or any other matter.

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  Martin Marietta's proposed transaction would be harmful to important Vulcan constituencies.

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  In evaluating the offer, the Vulcan Board also considered the effect that the proposed transactions would have on constituencies in addition to Vulcan's shareholders, including its employees and the communities in which Vulcan operates.

        The full basis for the Board's recommendation is set forth in Vulcan's Schedule 14D-9 filed today with the Securities and Exchange Commission ("SEC") and is available on the SEC's website at www.sec.gov. Copies of the Schedule 14D-9 may also be obtained on the Company's website at www.vulcanmaterials.com or by contacting MacKenzie Partners, Inc. toll free at 1-800-322-2885 or via email at vulcan@mackenziepartners.com.

        Goldman, Sachs & Co. is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Vulcan.

About Vulcan Materials Company

        Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Contact

Investor Contact:	Media Contacts:
Mark Warren (205) 298-3220	David Donaldson / John English (205) 298-3220
MacKenzie Partners Inc. Dan Burch/ Bob Marese (212) 929-5500	Sard Verbinnen & Co Jamie Tully/ Meghan Stafford (212) 687-8080

ADDITIONAL INFORMATION

        This document does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote, consent or approval. In response to the unsolicited exchange offer commenced by Martin Marietta Materials, Inc., a North Carolina corporation ("Martin Marietta"), Vulcan Materials Company ("Vulcan") has filed a Solicitation/Recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Vulcan through the website maintained by the SEC at http://www.sec.gov. Copies of the Solicitation/Recommendation Statement, any amendments and supplements to the Solicitation/Recommendation Statement and other Vulcan materials related to Martin Marietta's unsolicited offer will also be available for free under the "Investor Relations" tab of Vulcan's corporate website http://ww.vulcanmaterials.com.

ADDITIONAL INFORMATION ABOUT POTENTIAL PARTICIPANTS

        In addition, Vulcan intends to file a proxy statement with the SEC with respect to the 2012 Annual Meeting of Stockholders. Any definitive proxy statement will be mailed to stockholders of Vulcan. Vulcan, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Vulcan shareholders in connection with the matters to be considered at the annual meeting.

        INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ ANY SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Vulcan through the website maintained by the SEC at http://www.sec.gov.

        Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Vulcan's 2012 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Vulcan's directors and executive officers in Vulcan's securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Vulcan's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011, and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended September 30, 2011, filed on May 6, 2011, August 4, 2011 and November 4, 2011, respectively. Relevant information concerning such participants and their potential interests is also contained in the Solicitation/Recommendation on Schedule 14D-9. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Vulcan with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge under the "Investor Relations" tab of our corporate website at www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

        This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC. Vulcan cautions prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the results of the streamlining actions adopted by Vulcan will differ from those anticipated; future events relating to Martin Marietta's unsolicited offer to acquire Vulcan; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake federal highway projects without a reliable method of federal funding; the impact of a prolonged economic recession on Vulcan's industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill impairment;

the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. Vulcan notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. Vulcan is not waiving any other defenses that may be available under applicable law.

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  Exhibit (a)(2)
VULCAN BOARD OF DIRECTORS UNANIMOUSLY REJECTS MARTIN MARIETTA'S UNSOLICITED EXCHANGE OFFER Board of Directors Determines that Martin Marietta's Illegal and Opportunistic Offer Substantially Undervalues Vulcan Files 14D-9 with the SEC Urging Shareholders Not to Exchange Their Shares